Exhibit 99

For Immediate Release	Investor Relations: F. Barry Bilson (410) 539-0000 Media: Mary Athridge (410) 454-4421

LEGG MASON REPORTS RESULTS FOR FOURTH FISCAL QUARTER
AND FISCAL YEAR ENDED MARCH 31, 2007
-- Assets Under Management Increased to a Record $969 Billion --
-- Diluted EPS of $1.19 for the Fourth Fiscal Quarter 2007 --
-- Diluted EPS of $4.48 for the Fiscal Year 2007 --

Baltimore, Maryland - May 9, 2007 - Legg Mason, Inc. (NYSE: LM) today reported net income of $172.5 million, or $1.19 per diluted share, on revenues of $1.14 billion for the fourth quarter of fiscal 2007, which ended March 31, 2007. Assets under management ended the quarter at $968.5 billion, up $100.9 billion from a year ago and up $23.7 billion since December 31, 2006.

Comments on the Fourth Fiscal Quarter and Fiscal Year 2007 Results
Raymond A. "Chip" Mason, chairman and chief executive officer said, "We are pleased with the fourth fiscal quarter results and we believe it indicates a continuing improvement in many of our businesses.

"The fiscal year 2007 results reflect our first full year as a global asset manager with a more diverse set of clients and investment capabilities. Over 95% of our fiscal year revenues were recurring, and while there may be quarter-to-quarter variances in performance fees, as occurred this quarter, overall we have a more stable base of revenues. Earnings per share increased 16% year over year, excluding the one-time gain from the sale of the Company's brokerage business from the results of the prior fiscal year.

"Several of our managers were strong contributors during the quarter and the fiscal year, posting a significant increase in assets under management as a result of positive net client cash flows and market appreciation. During the fiscal year, Brandywine Global Investment Management grew assets under management 39%, the Permal Group increased 33%, Western Asset Management grew 16%, and Royce & Associates ended the year up 13%.

"Equity flow and performance continues to be an issue with certain of our equity managers. We believe that in most cases this will be self-correcting, as the market becomes more favorable to their style of investing.

"We have completed the previously announced U.S. mutual fund realignment, and now have a more streamlined set of products, utilizing our best investment management capabilities. In April, the Company completed the consolidation of the Dublin-domiciled funds it inherited from the Citigroup Asset Management acquisition with Legg Mason Global Funds, our flagship cross-border fund family. These funds are sold throughout Europe, Asia, and the Americas and were recently approved for distribution in Hong Kong, Singapore, and Taiwan. Currently, eight of our largest investment managers are sub-advisers for our cross-border funds.

"Our non-U.S. clients' assets are one-third of our total assets under management, and we have employees located in 35 cities in 17 countries around the world, including on-the-ground

LEGG MASON, INC.
News Release - May 9, 2007

investment staff in 10 countries, including the U.S. We begin the new fiscal year well positioned for long-term growth opportunities.

"As previously announced, Jim Hirschmann has decided not to continue as President of Legg Mason. He will retain his role as Chairman and CEO of our largest subsidiary, Western Asset Management. Wherever Jim is in the company, he adds important knowledge and management skills."

Highlights of the Fourth Fiscal Quarter and Fiscal Year 2007 Results
The results for the fourth quarter of fiscal 2007 ended March 31 include:

  Record revenues of $1.14 billion compared to $1.05 billion for the fourth fiscal quarter of 2006 and $1.13 billion reported for the third quarter of fiscal 2007. The increase in revenues reflected higher recurring advisory revenues due to higher average assets under management, despite a decline of performance fees from the seasonally high level reported in the third fiscal quarter of 2007.
  Net income was $172.5 million, or $1.19 per diluted share, compared to $150.1 million, or $1.03 per diluted share in the fourth fiscal quarter of fiscal year 2006 and $174.6 million, or $1.21 per diluted share for the third fiscal quarter of 2007.
  Cash income from continuing operations (refer to page 4) was $222.4 million, or $1.54 per diluted share, compared to $199.1 million, or $1.37 per diluted share a year ago and $227.4 million, or $1.58 per diluted share during the third quarter of fiscal 2007.
  Total assets under management grew to a record $968.5 billion, up $23.7 billion, or 3%, from $944.8 billion at December 31, 2006. Net client cash flows were $13.6 billion during the fourth fiscal quarter.

Results for the fiscal year 2007 reflect the contribution of the first full year of operations following the Company's acquisitions of Citigroup Asset Management and the Permal Group late in calendar 2005. They include:

  Revenues from continuing operations were $4.3 billion, up 64% from the $2.6 billion reported for the fiscal year ended March 31, 2006.
  Income from continuing operations was $646.2 million, or $4.48 per diluted share, compared to $433.7 million, or $3.35 per diluted share for the fiscal year 2006.
  Cash income from continuing operations (refer to page 4) was $845.4 million, or $5.86 per diluted share, compared to $532.1 million, or $4.10 per diluted share for the fiscal year 2006.
  Total assets under management were $968.5 billion, up $100.9 billion, or 12%, from $867.6 billion at March 31, 2006. The Company experienced increased assets under management in all three of its asset classes -- fixed income, equity, and liquidity, as well as all three of its divisions -- Managed Investments, Institutional, and Wealth Management.
  Positive net client cash flows for the fiscal year were $44.2 billion.

Net income for the fiscal year 2007 was $646.8 million, or $4.48 per diluted share, compared to $1,144.2 million, or $8.80 per diluted share for fiscal year 2006, which includes a $644.0 million, or $4.94 per share, gain from the sale of the Company's brokerage business, as well as $66.4 million, or $0.51 per diluted share of income from discontinued operations.  Net income for the fiscal year 2006, excluding the one-time gain from the sale of the Company's brokerage business (refer to page 5), was $500.1 million, or $3.86 per diluted share.

LEGG MASON, INC.
News Release - May 9, 2007

Assets Under Management Increased to $968.5 Billion
Total assets under management grew to a record $968.5 billion as of March 31, 2007, up $23.7 billion, or 3%, from $944.8 billion at December 31, 2006. Net client cash flows contributed $13.6 billion of the increase during the fourth fiscal quarter. Net client cash flows in liquidity of $12 billion and fixed income of $5 billion were in part offset by negative client cash flows in equity of $3 billion. For the fiscal year, net client cash flows were $44.2 billion and were driven by fixed income and liquidity flows, while negative client cash flows in equity were approximately $10 billion.

Average assets under management during the quarter were $958.9 billion, compared to $925.0 billion in the third quarter of fiscal 2007, representing a 4% increase.

During the fourth quarter of fiscal 2007, all three divisions experienced increased assets under management. The Managed Investments division had the strongest growth in assets, primarily driven by liquidity fund flows, which were partially offset by equity outflows. For fiscal year 2007, the Managed Investments and Institutional Divisions grew by 13% and 12% respectively, driven by strong liquidity fund and fixed income flows.

Assets managed for non-U.S. domiciled clients are 33% of total assets under management as of March 31, 2007.

The Company continued to build upon its international distribution business, which now has distribution offices in Miami, New York, London, Paris, Frankfurt, Madrid, Warsaw, Hong Kong, Singapore, Taipei, Tokyo, Melbourne, Sydney, and Santiago. The Company has over $75 billion in non-U.S. fund assets as of March 31, 2007. The Company has cross-border fund ranges domiciled in Luxembourg and Dublin that are sold throughout Europe, Asia, and the Americas. Legg Mason also manages local funds through various subsidiaries in Australia, Chile, Japan, Poland, Hong Kong, Singapore, and the United Kingdom, as well as cross-border liquidity funds.

Operating Expenses and Profit Margins for the Fourth Fiscal Quarter and Fiscal Year 2007
In the fourth quarter of fiscal 2007, expenses were substantially unchanged from the third fiscal quarter at $869.3 million. Decreases in compensation and benefits expenses, and reduced expenses due to the completion of certain integration activities, were offset by increases in distribution and occupancy costs. As previously discussed, the Company expects to complete the majority of its office relocations in calendar year 2007.

For the fiscal year 2007, expenses were $3.3 billion, up from $2.0 billion a year ago and reflect the first year of operations following the Company's acquisitions of Citigroup Asset Management and the Permal Group late in calendar 2005. Pre-tax profit margin from continuing operations declined sequentially to 24.0% from 24.5% in the third quarter of fiscal 2007. The pre-tax profit margin from continuing operations, as adjusted for distribution and servicing expenses, (refer to page 5) was 33.3% in the fourth quarter of fiscal 2007 and 33.5% in the third quarter of fiscal 2007.

The pre-tax profit margin from continuing operations for fiscal year 2007 was 24.0% compared to 27.0% in the prior fiscal year. The pre-tax profit margin from continuing operations, as adjusted for distribution and servicing expense, (refer to page 5) was 33.2% compared to 34.3% last year.

LEGG MASON, INC.
News Release - May 9, 2007

Balance Sheet
At March 31, 2007, Legg Mason's cash position was $1.2 billion; long-term debt was $1.1 billion; and stockholders' equity was $6.5 billion. The ratio of total debt to equity was 17%.

Use of Supplemental Data as Non-GAAP Performance Measures
Cash Income from Continuing Operations
As supplemental information, we are providing a performance measure that is based on a methodology other than generally accepted accounting principles ("non-GAAP") for "cash income from continuing operations" that management uses as a benchmark in evaluating and comparing the period-to-period operating performance of Legg Mason, Inc. and its subsidiaries. We define "cash income from continuing operations" as income from continuing operations, plus amortization and deferred taxes related to intangible assets. We believe that cash income from continuing operations provides a good representation of our operating performance adjusted for non-cash acquisition related items and it facilitates comparison of our results to the results of other asset management firms that have not engaged in significant acquisitions. We also believe that cash income from continuing operations is an important metric in estimating the value of an asset management business. In considering acquisitions, we often calculate a target firm's cash earnings as a metric in estimating its value. This measure is provided in addition to income from continuing operations, but is not a substitute for income from continuing operations and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Further, cash income from operations is not a liquidity measure and should not be used in place of cash flow measures determined under GAAP. Legg Mason considers cash income from continuing operations to be useful to investors because it is an important metric in measuring the economic performance of asset management companies, as an indicator of value and because it facilitates comparisons of Legg Mason's operating results with the results of other asset management firms that have not engaged in significant acquisitions.

In calculating cash income from continuing operations, we add the impact of the amortization of intangible assets from acquisitions, such as management contracts, to income from continuing operations to reflect the fact that this non-cash expense does not represent an actual decline in the value of the intangible assets. Deferred taxes on intangible assets, including goodwill, represent actual tax benefits that are not realized under GAAP absent an impairment charge or the disposition of the related business. Because we actually receive these tax benefits, we add them to income in the calculation of cash income from continuing operations. Should a disposition or impairment charge occur, its impact on cash income from continuing operations may distort actual changes in the operating performance or value of our firm. Accordingly, we monitor changes in intangible assets and goodwill and the related impact on cash income from continuing operations to ensure appropriate explanations accompany disclosures of cash income from continuing operations.

Although depreciation and amortization on fixed assets are non-cash expenses, we do not add these charges in calculating cash income from continuing operations because these charges are related to assets that will ultimately require replacement.

We have revised our definition of cash income from continuing operations. The changes relate to the treatment of stock-based compensation expense and the timing of tax effects associated with the amortization of intangibles. In calculating cash income from continuing operations, we no

LEGG MASON, INC.
News Release - May 9, 2007

longer adjust for stock-based compensation expense. In addition, to more consistently reflect the timing of tax effects on our non-GAAP adjustments, we now add back to income from continuing operations amortization expense for intangible assets before taxes, rather than adding such expense net of taxes. We have applied these changes to all periods presented, however the adjustments do not have a significant aggregate impact on the amount of cash income from continuing operations for the periods presented. A reconciliation of income from continuing operations to non-GAAP cash income from continuing operations is presented on page 11.

Net Income, excluding the one-time gain from the Sale of the Company's brokerage business
Legg Mason believes "net income, excluding the one-time gain from the sale of the Company's brokerage business," and "net income per share, excluding the one-time gain from the sale of the Company's brokerage business," are useful measures because they allow comparison of our current results of operations to our prior results of operations, including discontinued operations, without the one-time gain from the sale of the Company's brokerage business. The Company believes that these comparisons are useful because the one-time gain distorts its results in the prior period. These measures are provided in addition to the Company's net income and earnings per share calculated under GAAP, but are not substitutes for calculations of net income or earnings per share under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted net income or earnings per share of other companies.  Net income, excluding the one-time gain from the sale of the Company's brokerage business, is calculated as the sum of income from continuing operations and income from discontinued operations, net of tax. See Consolidated Statements of Income on pages 7 to 10 for information to reconcile net income to net income, excluding the one-time gain from the sale of the Company's brokerage business, and earnings per share to net income per share, excluding the one-time gain from the sale of the Company's brokerage business.

Pre-Tax Profit Margin from Continuing Operations Adjusted for Distribution and Servicing Expense
Legg Mason believes that pre-tax profit margin from continuing operations adjusted for distribution and servicing expense is a useful measure of our performance because it indicates what our margins would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products, and thus shows the effect of these revenues on our margins. This measure is provided in addition to the Company's pre-tax profit margin from continuing operations calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies. A reconciliation of consolidated pre-tax profit margin from continuing operations, as adjusted, to pre-tax profit margin under GAAP, is presented on page 12.

Conference Call to Discuss Results
A conference call to discuss the Company's results, hosted by Mr. Mason, will be held at 9:00 a.m. E.D.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-261-3331 (or for international calls 1-703-639-1225) at least 10 minutes prior to the scheduled start to ensure connection.

LEGG MASON, INC.
News Release - May 9, 2007

A replay or transcript of the live broadcast will be available on the Legg Mason web site, in the investor relations section, or by dialing 1-888-266-2081 (or 1-703-925-2533 for international calls), access Pin Number 1080556, after completion of the call.

About Legg Mason
Legg Mason is a global asset management firm, with approximately $969 billion in assets under management as of March 31, 2007. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in Legg Mason's Quarterly Reports on Form 10-Q.

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LEGG MASON, INC. News Release - May 9, 2007 Page 7

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

				March 2007 Compared to December 2006	March 2007 Compared to March 2006

	March 2007	December 2006	March 2006

Operating Revenues:
Investment advisory fees:
Separate accounts	$376,311	$367,217	$357,144	2.5%	5.4%
Funds	542,696	514,065	473,568	5.6	14.6
Performance fees	37,514	63,103	47,510	(40.6)	(21.0)
Distribution and service fees	181,533	185,451	168,309	(2.1)	7.9
Other	3,743	3,137	5,618	19.3	(33.4)

Total operating revenues	1,141,797	1,132,973	1,052,149	0.8	8.5

Operating Expenses:
Compensation and benefits	404,906	415,820	406,767	(2.6)	(0.5)
Distribution and servicing	317,863	303,338	271,763	4.8	17.0
Communications and technology	46,125	47,875	38,317	(3.7)	20.4
Occupancy	28,856	27,044	22,708	6.7	27.1
Amortization of intangible assets	16,714	17,337	16,251	(3.6)	2.8
Other	54,879	58,165	49,661	(5.6)	10.5

Total operating expenses	869,343	869,579	805,467	-	7.9

Operating Income	272,454	263,394	246,682	3.4	10.4

Other Income (Expense)
Interest income	15,707	14,291	13,781	9.9	14.0
Interest expense	(18,107)	(18,507)	(19,100)	(2.2)	(5.2)
Other	4,241	18,656	15,626	(77.3)	(72.9)

Total other income (expense)	1,841	14,440	10,307	(87.3)	(82.1)

Income from Continuing Operations before
Income Tax Provision and Minority Interests	274,295	277,834	256,989	(1.3)	6.7

Income tax provision	102,046	103,652	102,171	(1.5)	(0.1)

Income from Continuing Operations
before Minority Interests	172,249	174,182	154,818	(1.1)	11.3

Minority interests, net of tax	225	(121)	(3,171)	(286.0)	(107.1)

Income from Continuing Operations	172,474	174,061	151,647	(0.9)	13.7

Loss from discontinued operations,
net of tax	-	-	(2,191)	n/m	n/m
Gain on sale of discontinued operations,
net of tax	-	572	598	n/m	n/m

Net Income	$172,474	$174,633	$150,054	(1.2)	14.9

n/m - not meaningful
[continued on next page]

LEGG MASON, INC. News Release - May 9, 2007 Page 8

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	Quarters Ended			% Change

				March 2007 Compared to December 2006	March 2007 Compared to March 2006

	March 2007	December 2006	March 2006

Net income per share:
Basic
Income from continuing operations	$1.22	$1.23	$1.09	(0.8)%	11.9%
Loss from discontinued operations	-	-	(0.02)	n/m	n/m
Gain on sale of discontinued operations	-	-	0.01	n/m	n/m

	$1.22	$1.23	$1.08	(0.8)	13.0

Diluted
Income from continuing operations	$1.19	$1.21	$1.04	(1.7)	14.4
Loss from discontinued operations	-	-	(0.01)	n/m	n/m
Gain on sale of discontinued operations	-	-	-	n/m	n/m

	$1.19	$1.21	$1.03	(1.7)	15.5

Weighted average number of shares
outstanding:
Basic	141,590	141,422	139,377	0.1	1.6
Diluted	144,549	144,317	145,406	0.2	(0.6)

n/m - not meaningful

LEGG MASON, INC. News Release - May 9, 2007 Page 9

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Years Ended

	March 2007	March 2006	% Change

Operating Revenues:
Investment advisory fees:
Separate accounts	$1,445,796	$1,101,249	31.3%
Funds	2,023,140	994,232	103.5
Performance fees	142,245	101,605	40.0
Distribution and service fees	716,402	425,554	68.3
Other	16,092	22,572	(28.7)

Total operating revenues	4,343,675	2,645,212	64.2

Operating Expenses:
Compensation and benefits	1,556,397	1,074,120	44.9
Transaction-related compensation	12,171	53,063	(77.1)

Total compensation and benefits	1,568,568	1,127,183	39.2
Distribution and servicing	1,196,019	561,788	112.9
Communications and technology	174,160	89,234	95.2
Occupancy	100,180	50,919	96.7
Amortization of intangible assets	68,410	38,460	77.9
Litigation award settlement	-	(8,150)	n/m
Other	208,040	106,048	96.2

Total operating expenses	3,315,377	1,965,482	68.7

Operating Income	1,028,298	679,730	51.3

Other Income (Expense)
Interest income	58,916	47,992	22.8
Interest expense	(71,474)	(52,648)	35.8
Other	28,114	40,388	(30.4)

Total other income (expense)	15,556	35,732	(56.5)

Income from Continuing Operations before
Income Tax Provision and Minority Interests	1,043,854	715,462	45.9

Income tax provision	397,612	275,595	44.3

Income from Continuing Operations
before Minority Interests	646,242	439,867	46.9

Minority interests, net of tax	4	(6,160)	(100.1)

Income from Continuing Operations	646,246	433,707	49.0

Income from discontinued operations,
net of tax	-	66,421	n/m
Gain on sale of discontinued operations,
net of tax	572	644,040	(99.9)

Net Income	$646,818	$1,144,168	(43.5)

n/m - not meaningful

[continued on next page]

LEGG MASON, INC. News Release - May 9, 2007 Page 10

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)
(continued)

	Years Ended

	March 2007	March 2006	% Change

Net income per common share:
Basic
Income from continuing operations	$4.58	$3.60	27.2%
Income from discontinued operations	-	0.55	n/m
Gain on sale of discontinued operations	-	5.35	n/m

	$4.58	$9.50	(51.8)

Diluted
Income from continuing operations	$4.48	$3.35	33.7
Income from discontinued operations	-	0.51	n/m
Gain on sale of discontinued operations	-	4.94	n/m

	$4.48	$8.80	(49.1)

Weighted average number of common
shares outstanding:
Basic	141,112	120,396	17.2
Diluted	144,386	130,279	10.8

n/m - not meaningful

LEGG MASON, INC. News Release - May 9, 2007 Page 11

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO NON-GAAP CASH INCOME FROM CONTINUING OPERATIONS
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

	March 2007	December 2006	March 2006	March 2007 Compared to December 2006	March 2007 Compared to March 2006

Income from Continuing Operations	$172,474	$174,061	$151,647	(0.9)%	13.7%
Plus:
Amortization of intangible assets	16,714	17,337	16,251	(3.6)	2.8
Deferred income taxes on intangible assets	33,261	36,016	31,186	(7.6)	6.7

Cash Income from Continuing Operations	$222,449	$227,414	$199,084	(2.2)	11.7

Income from Continuing Operations per Diluted Share
	$1.19	$1.21	$1.04	(1.7)	14.4

Amortization of intangible assets	0.12	0.12	0.11	-	9.1
Deferred income taxes on intangible assets	0.23	0.25	0.22	(8.0)	4.5

Cash Income per Diluted Share	$1.54	$1.58	$1.37	(2.5)	12.4

	Years Ended

	March 2007	March 2006	% Change

Income from Continuing Operations	$646,246	$433,707	49.0%
Plus:
Amortization of intangible assets	68,410	38,460	77.9
Deferred income taxes on intangible assets	130,758	59,940	118.1

Cash Income from Continuing Operations	$845,414	$532,107	58.9

Income from Continuing Operations per Diluted Share	$4.48	$3.35	33.7

Amortization of intangible assets	0.47	0.29	62.1
Deferred income taxes on intangible assets	0.91	0.46	97.8

Cash Income per Diluted Share	$5.86	$4.10	42.9

LEGG MASON, INC. News Release - May 9, 2007 Page 12

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

PRE-TAX PROFIT MARGIN FROM CONTINUING OPERATIONS
ADJUSTED FOR DISTRIBUTION AND SERVICING EXPENSE
(Dollar amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			% Change

				March 2007 Compared to December 2006	March 2007 Compared to March 2006
	March 2007	December 2006	March 2006

Operating Revenues, GAAP basis	$1,141,797	$1,132,973	$1,052,149	0.8%	8.5%

Less:
Distribution and servicing expense	317,863	303,338	271,763	4.8	17.0

Operating Revenues, as adjusted	$823,934	$829,635	$780,386	(0.7)	5.6

Income from Continuing Operations before Income Tax Provision and Minority Interests
	$274,295	$277,834	$256,989	(1.3)	6.7

Pre-tax profit margin, GAAP basis	24.0%	24.5%	24.4%
Pre-tax profit margin, as adjusted	33.3	33.5	32.9

	Years Ended

	March 2007	March 2006	% Change

Operating Revenues, GAAP basis	$4,343,675	$2,645,212	64.2%

Less:
Distribution and servicing expense	1,196,019	561,788	112.9

Operating Revenues, as adjusted	$3,147,656	$2,083,424	51.1

Income from Continuing Operations before Income Tax Provision and Minority Interests	$1,043,854	$715,462	45.9

Pre-tax profit margin, GAAP basis	24.0%	27.0%
Pre-tax profit margin, as adjusted	33.2	34.3

LEGG MASON, INC. News Release - May 9, 2007 Page 13
LEGG MASON, INC. AND SUBSIDIARIES

ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Quarter Ended

	March 2007	Dec 2006	Sept 2006	June 2006	March 2006

By asset class:
Equity	$338.0	$337.1	$315.6	$311.5	$324.9
Fixed Income	470.9	460.0	440.8	420.7	410.6
Liquidity	159.6	147.7	135.0	122.5	132.1

Total	$968.5	$944.8	$891.4	$854.7	$867.6

By asset class (average):
Equity	$338.5	$328.5	$310.7	$319.9	$317.7
Fixed Income	465.0	453.0	431.4	417.0	407.8
Liquidity	155.4	143.5	128.2	125.3	138.5

Total	$958.9	$925.0	$870.3	$862.2	$864.0

By client domicile*:
U.S.	$644.5	$631.4	$595.0	$572.7	$589.7
Non-U.S.	324.0	313.4	296.4	282.0	277.9

Total	$968.5	$944.8	$891.4	$854.7	$867.6

By division:
Managed Investments	$403.2	$384.8	$355.7	$338.1	$356.5
Institutional	496.3	492.1	471.4	452.0	444.8
Wealth Management	69.0	67.9	64.3	64.6	66.3

Total	$968.5	$944.8	$891.4	$854.7	$867.6

* Prior period Non-U.S. amounts have been revised to include certain assets previously included in U.S., principally Non-U.S.
domiciled feeder funds, totaling $45.4, $41.3, $33.7, and $19.3 for December, September, June, and March 2006, respectively.

LEGG MASON, INC. News Release - May 9, 2007 Page 14

LEGG MASON, INC. AND SUBSIDIARIES

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Quarter Ended

	March 2007	Dec 2006	Sept 2006	June 2006	March 2006

Beginning of period	$944.8	$891.4	$854.7	$867.6	$850.8
Net client cash flows	13.6	23.0	14.1	(6.5)	1.6
Market performance and other	10.4	30.9	22.6	(6.4)	15.2
Acquisitions (Dispositions), net	(0.3)	(0.5)	-	-	-

End of period	$968.5	$944.8	$891.4	$854.7	$867.6

BY DIVISION
	Quarter Ended

	March 2007	Dec 2006	Sept 2006	June 2006	March 2006

Managed Investments
Beginning of period	$384.8	$355.7	$338.1	$356.5	$362.6
Net client cash flows	10.2	14.5	8.4	(9.6)	(9.3)
Market performance and other	8.2	14.7	9.2	(8.8)	3.2
Acquisitions (Dispositions), net	-	(0.1)	-	-	-

End of period	$403.2	$384.8	$355.7	$338.1	$356.5

Institutional
Beginning of period	$492.1	$471.4	$452.0	$444.8	$425.3
Net client cash flows	2.7	8.9	7.6	2.5	10.5
Market performance and other	1.5	12.2	11.8	4.7	9.0
Acquisitions (Dispositions), net	-	(0.4)	-	-	-

End of period	$496.3	$492.1	$471.4	$452.0	$444.8

Wealth Management
Beginning of period	$67.9	$64.3	$64.6	$66.3	$62.9
Net client cash flows	0.7	(0.4)	(1.9)	0.6	0.4
Market performance and other	0.7	4.0	1.6	(2.3)	3.0
Acquisitions (Dispositions), net	(0.3)	-	-	-	-

End of period	$69.0	$67.9	$64.3	$64.6	$66.3

LEGG MASON, INC. News Release - May 9, 2007 Page 15

LEGG MASON, INC. AND SUBSIDIARIES

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	Fiscal Year Ended

	March 2007	March 2006

Beginning of period	$867.6	$374.5
Net client cash flows	44.2	35.6
Market performance and other	57.5	36.9
Acquisitions (Dispositions), net	(0.8)	420.6

End of period	$968.5	$867.6

BY DIVISION
	Fiscal Year Ended

	March 2007	March 2006

Managed Investments
Beginning of period	$356.5	$71.4
Net client cash flows	23.5	(8.9)
Market performance and other	23.3	17.8
Acquisitions (Dispositions), net	(0.1)	276.2

End of period	$403.2	$356.5

Institutional
Beginning of period	$444.8	$254.1
Net client cash flows	21.7	45.9
Market performance and other	30.2	13.3
Acquisitions (Dispositions), net	(0.4)	131.5

End of period	$496.3	$444.8

Wealth Management
Beginning of period	$66.3	$49.0
Net client cash flows	(1.0)	(1.4)
Market performance and other	4.0	5.8
Acquisitions (Dispositions), net	(0.3)	12.9

End of period	$69.0	$66.3